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                                                                     EXHIBIT 2.2

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of May 7, 1996 (this "AGREEMENT"), by and among ENSCO International Incorporated, a Delaware corporation ("ACQUIROR"), DDC Acquisition Company, a Delaware corporation and a direct, wholly owned subsidiary of Acquiror ("ACQUIROR SUB"), and DUAL DRILLING COMPANY, a Delaware corporation (the "TARGET").

    WHEREAS, Aquiror, Acquiror Sub, and the Target entered into that certain Agreement and Plan of Merger, dated as of March 21, 1996 (the "Agreement"); and

    WHEREAS, Aquiror, Acquiror Sub, and the Target desire to amend certain terms of the Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Acquiror Sub and the Target hereby agree as follows:

    1. Section 2.04 of the Agreement is hereby amended to read in its entirety as follows as follows:

        SECTION 2.04. STOCK OPTIONS. (a) Pursuant to the Dual Drilling Company 1993 Long-Term Incentive Plan, all outstanding options issued thereunder (the "LONG-TERM OPTIONS") shall be surrendered as of the Effective Time, automatically and without any action on the part of the holder thereof, and the Surviving Corporation shall within three (3) Business Days following the Effective Time, deliver to each holder of a Long-Term Option a number of whole shares of ENSCO Common Stock, and cash in lieu of franctional shares thereof as provided in Section 2.02(e), equal to (A) the excess, if any, of
    (i) the Exchange Ratio over (ii) a fraction, the numerator of which is the exercise price under such Long-Term Option, and the denominator of which is the average of the closing prices of Acquiror Common Stock on the NYSE for the five Business Days immediately preceding the Effective Time, (B) multiplied by the number of shares covered by such Long-Term Option.

        (b) On or before the Effective Time, the Target will endeavor to enter into one or more agreements with the holders of all outstanding options under the Dual Drilling Company Non-Employee Director Stock Option Plan (the "NON-EMPLOYEE OPTIONS" and, together with the Long-Term Options, the "Target Options"), pursuant to which such holders shall surrender all such Non-Employee Options to the Target no later than two business days prior to the Effective Time. Pursuant to each such agreement and as consideration for such surrender, the Surviving Corporation shall within three (3) Business Days following the Effective Time deliver to the holder of any Non-Employee Option a number of whole shares of ENSCO Common Stock, and cash in lieu of franctional shares thereof as provided in Section 2.02(e), equal to (A) the excess, if any, of (i) the Exchange Ratio over (ii) a fraction, the numberator of which is the exercise price under such Non-Employee Option, and the denominator of which is the average of the closing prices of Acquiror Common Stock on the NYSE for the five Business Days immediately preceding the Effective Time, (B) multiplied by the number of shares covered by such Non-Employee Option.

        (c) In performing its obligations pursuant to this Section 2.04, the Target shall fully comply with the terms and conditions of the Dual Drilling Company 1993 Long-Term Incentive Plan and the Dual Drilling Company Non-Employee Director Stock Option Plan.
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    IN  WITNESS WHEREOF, Acquiror, Acquiror Sub  and the Target have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ENSCO INTERNATIONAL INCORPORATED
                                          By          /s/ CARL F. THORNE

                                             -----------------------------------
                                                Carl F. Thorne, Chairman of the
                                             Board,
                                                President and Chief Executive
                                             Officer

                                          DDC ACQUISITION COMPANY
                                          By       /s/ C. CHRISTOPHER GAUT

                                             -----------------------------------
                                                C. Christopher Gaut, President

                                          DUAL DRILLING COMPANY
                                          By         /s/ DAVID W. SKARKE

                                             -----------------------------------
                                                David W. Skarke, Chairman